Wayside Technology Group Nominates Carol DiBattiste

for Election to its Board of Directors

Seasoned Data Analytics Executive Nominated for Election to the Board as Wayside Enters Next Stages of Growth

EATONTOWN, N.J. – March 16, 2020 – Wayside Technology Group, Inc. (NASDAQ:WSTG) (“Wayside” or the “Company”), an IT channel company providing innovative sales and distribution solutions, has nominated Carol DiBattiste for election to its Board of Directors (the “Board”) at the Company’s 2020 Annual Meeting of Stockholders.

DiBattiste has more than two decades of executive experience in IT and advanced data analytics. She is currently the chief legal and compliance officer and corporate secretary at comScore, Inc. (NASDAQ:SCOR), a media measurement company providing marketing data and analytics to enterprises. At comScore, Inc., DiBattiste leads key initiatives regarding legal, process and cybersecurity improvements as part of the company’s transformation strategy. Previously, DiBattiste held senior executive roles at multiple public companies, including Education Management Corporation (OTC:EDMCQ); Geeknet, Inc., which was acquired by GameStop Corp.; and Reed Elsevier, Inc., the parent company of Lexis Nexis, and ChoicePoint Inc., which was acquired by RELX PLC.

“Carol will bring a significant amount of business strategy, corporate governance and cyber security expertise to the Board,” said Jeff Geygan, Wayside’s Chairman of the Board. “She has a proven track record of driving growth-oriented strategic plans for public companies. We believe she will be an invaluable asset to our Board as we execute on the next stages of generating sustainable, profitable growth through our Lifeboat Distribution business.”

In addition to her public company experience, DiBattiste also had a distinguished and highly decorated military and public service career. In 1999, she was appointed by the President of the United States as the Under Secretary of the U.S. Air Force, becoming the first female with both enlisted and officer experience to ever hold the second highest ranking civilian position in the Air Force. She held senior leadership and operational roles for the U.S. Departments of Justice, Homeland Security and Veteran Affairs, and also served in the United States Air Force on active duty.

Commenting on her nomination, DiBattiste stated: “The team at Wayside has created an exceptional sales-focused organization delivering innovative IT solutions. I look forward to leveraging my background and experience to work closely with the rest of Wayside’s highly accomplished board and management team to guide the Company as it continues its strong momentum from 2019.”

DiBattiste earned her J.D. from Temple University and L.L.M from Columbia Law School. She is also a graduate of Harvard Business School’s Strategic Leadership Program and serves on the board of directors for Giant Oak, a private data analytics and artificial intelligence company.

The Company also announced that Michael Faith, who had served on the Board since 2011, has informed the Company of his intent to not stand for reelection at the 2020 Annual Meeting.

“On behalf of the Board and management team, I want to thank Mike for his service to Wayside throughout his nine-year tenure on the Board. We wish him the best in his future endeavors,” said Jeff Geygan, Wayside’s chairman of the Board.

About Wayside Technology Group

Wayside Technology Group, Inc. (NASDAQ: WSTG) is an IT channel company and parent of Lifeboat Distribution, an international value-added distributor for Emerging Technology Vendors with solutions for Security, Data Management, Connectivity, Storage & HCI, Virtualization & Cloud and Software & ALM. Lifeboat Distribution provides vendors access to thousands of VARs, MSPs, CSPs and other resellers. Lifeboat Distribution holds an IT-70 GSA contract vehicle that provides resellers and vendors with a competitive edge within the Public Sector.

Additional information can be found by visiting www.waysidetechnology.com.

Forward Looking Statements

This press release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this Press Release may constitute forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “should,” “likely,” “will” and other words and terms of similar meaning. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. These risk and uncertainties include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors (such as the coronavirus outbreak). The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which speak only as of the date of this release. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2020 annual meeting of shareholders. The Company intends to file a definitive proxy statement and a WHITE proxy card with the SEC in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s soliciting material filed with the SEC on January 15, 2020 as DEFA 14A (the “DEFA 14A”) contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. If the holdings of the Company’s securities change from the amounts provided in the DEFA 14A, such changes will be set forth in SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website at www.waysidetechnology.com or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2019. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s definitive proxy statement and other materials to be filed with the SEC in connection with the 2020 annual meeting of shareholders. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.waysidetechnology.com.

Company Contact

Michael Vesey

Chief Financial Officer

1-732-389-0932

michael.vesey@waysidetechnology.com

Investor Relations Contact

Sean Mansouri, CFA or Cody Slach

Gateway Investor Relations

1-949-574-3860

WSTG@gatewayir.com